Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact:

Lynn Pieper

Westwicke Partners

(415) 202-5678

lynn.pieper@westwicke.com

AtriCure Reports Second Quarter 2013 Financial Results

Raises 2013 Revenue Outlook

•	Revenue of $20.4 million – up 11.8%; 11.5% constant currency

•	U.S. sales of $15.4 million – up 15.2%

•	International sales of $5.0 million – up 2.4%; 1.1% constant currency

WEST CHESTER, Ohio – August 1, 2013 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in the development of technologies and solutions for the treatment of atrial fibrillation, or Afib, and systems for the exclusion of the left atrial appendage, today announced financial results for the second quarter of 2013.

“Our second quarter results reflect our second consecutive quarter of double digit revenue growth, driven by overall strength and, notably, our U.S. business which was up 15% in the quarter. We are starting to see the results of our training and education efforts in capturing market share,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “Based on continued strength across all of our product lines, we are updating our outlook for 2013 to reflect anticipated revenue growth of 10%—12% from 2012. We will continue to invest in transforming AtriCure into a commercially focused organization using training and clinical outcomes to accelerate revenue growth.”

Second Quarter 2013 Financial Results

Revenue for the second quarter of 2013 was a record $20.4 million, an increase of $2.1 million or 11.8% (11.5% on a constant currency basis), compared to second quarter 2012 revenue. Domestic revenue increased 15.2% to $15.4 million, driven by strong sales of ablation-related open-heart products and AtriClip products. International revenue was $5.0 million, an increase of $0.1 million or 2.4% (1.1% on a constant currency basis) when compared to $4.9 million for the second quarter of 2012. International revenue growth was driven primarily by increased sales to direct customers and certain distributors.

Gross profit for the second quarter of 2013 was $15.1 million compared to $12.7 million for the second quarter of 2012. Gross margin for the second quarter of 2013 and 2012 was 74.0% and 69.6%, respectively. The increase in gross margin was due primarily to volume-driven leverage of manufacturing overhead expenses, a higher mix of domestic sales and the strong performance of our new AtriClip Pro product.

Operating expenses for the second quarter of 2013 increased 19.5%, or $2.7 million, compared to the second quarter of 2012. The increase in operating expenses was driven primarily by an increase in selling, marketing and training expenses.

Loss from operations for the second quarter of 2013 was $1.6 million compared to $1.3 million for the second quarter of 2012. Net loss per share was $0.09 for the second quarter of 2013 and $0.08 for the second quarter of 2012.

Cash, cash equivalents and investments were $34.9 million at June 30, 2013 and cash used in operations during the second quarter of 2013 was $0.3 million.

2013 Guidance

Management projects that 2013 revenue will be in the range of $77.0—$78.5 million, an increase of 10%—12% from 2012. This compares to the previous outlook for 2013 revenue in the range of $76.5—$78.0 million, an increase of 9%—11% from 2012.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $3.0 to $5.0 million including the impact of the medical device excise tax which is estimated to be in the range of $0.8—$1.0 million for 2013. Management expects to continue making investments targeted at future revenue growth.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, August 1, 2013 to discuss its second quarter 2013 financial results. A live webcast of the conference call will be available online from the investor relations page of AtriCure’s corporate website at www.atricure.com.

You may also access this call through an operator by calling (888) 713-4211 for domestic callers and (617) 213-4864 for international callers at least 15 minutes prior to the call start time using reservation code 51971753.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will also be available through September 1, 2013. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 22164965.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy Ablation System is the first and only device approved for the treatment of Persistent and Longstanding Persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip Left Atrial Appendage (LAA) exclusion device is the most widely implanted device for LAA management worldwide. The company believes cardiothoracic surgeons are adopting its ablation and LAA management devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 5.5 million people worldwide.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Open-heart	$9,154	$8,386	$18,275	$16,873
Minimally invasive	3,511	3,264	6,643	6,212
AtriClip	2,789	1,761	5,175	3,520

Total United States	15,454	13,411	30,093	26,605
International	4,975	4,857	9,766	9,139

Total revenue	20,429	18,268	39,859	35,744
Cost of revenue	5,306	5,557	10,650	10,281

Gross profit	15,123	12,711	29,209	25,463
Operating expenses:
Research and development expenses	3,049	2,885	6,555	6,275
Selling, general and administrative expenses	13,713	11,146	26,093	22,005

Total operating expenses	16,762	14,031	32,648	28,280

Loss from operations	(1,639)	(1,320)	(3,439)	(2,817)
Other expense	(147)	—	(285)	(121)

Loss before income tax expense	(1,786)	(1,320)	(3,724)	(2,938)
Income tax expense	(5)	(6)	(10)	(8)

Net loss	$(1,791)	$(1,326)	$(3,734)	$(2,946)

Basic and diluted net loss per share	$(0.09)	$(0.08)	$(0.19)	$(0.18)

Weighted average shares used in computing net loss per common share:
Basic and diluted	20,652	16,132	20,101	16,074

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash, cash equivalents and short-term investments	$34,942	$12,000
Accounts receivable, net	11,344	9,948
Inventories	6,028	5,718
Other current assets	1,152	873

Total current assets	53,466	28,539
Property and equipment, net	3,685	3,430
Intangible assets	26	32
Other assets	304	430

Total assets	$57,481	$32,431

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$11,372	$10,176
Current maturities of long-term debt and capital lease obligations	2,031	2,029

Total current liabilities	13,403	12,205
Long-term debt and capital lease obligations	5,391	6,407
Other liabilities	547	1,319

Total liabilities	19,341	19,931
Stockholders’ equity:
Common stock	21	17
Additional paid-in capital	152,660	123,157
Other comprehensive (loss) income	(56)	77
Accumulated deficit	(114,485)	(110,751)

Total stockholders’ equity	38,140	12,500

Total liabilities and stockholders’ equity	$57,481	$32,431

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(3,734)	$(2,946)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	1,338	1,829
Depreciation and amortization of intangible assets	957	1,053
Amortization of deferred financing costs	46	69
Loss (gain) on disposal of equipment	29	(9)
Amortization/accretion on investments	(6)	19
Change in allowance for doubtful accounts	2	19
Changes in assets and liabilities
Accounts receivable	(1,463)	(916)
Inventories	(320)	39
Other current assets	(240)	(176)
Accounts payable and accrued liabilities	420	(92)
Other non-current assets and liabilities	139	(171)

Net cash used in operating activities	(2,832)	(1,282)
Cash flows from investing activities:
Purchases of available-for-sale securities	(2,544)	(6,692)
Maturities of available-for-sale securities	2,900	4,800
Purchases of property and equipment	(1,191)	(1,395)
Net proceeds from the sale of equipment	—	24

Net cash used in investing activities	(835)	(3,263)
Cash flows from financing activities:
Net proceeds from sale of stock	26,872	—
Proceeds from debt borrowings	—	10,000
Payments on debt and capital leases	(1,014)	(7,063)
Payment of debt fees	(98)	(76)
Proceeds from stock option exercises	1,240	434
Shares repurchased for payment of taxes on stock awards	(269)	(228)
Proceeds from issuance of common stock under employee stock purchase plan	326	372

Net cash provided by financing activities	27,057	3,439
Effect of exchange rate changes on cash and cash equivalents	(99)	7

Net increase (decrease) in cash and cash equivalents	23,291	(1,099)
Cash and cash equivalents—beginning of period	7,753	9,759

Cash and cash equivalents—end of period	$31,044	$8,660

ATRICURE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(In Thousands)

(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net loss, as reported	$(1,791)	$(1,326)	$(3,734)	$(2,946)
Income tax expense	5	6	10	8
Other expense (a)	147	—	285	121
Depreciation and amortization expense	496	575	957	1,053
Share-based compensation expense	820	1,141	1,338	1,829

Non-GAAP adjusted loss (adjusted EBITDA)	$(323)	$396	$(1,144)	$65

(a)	Other includes:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net interest expense	$(130)	$(199)	$(299)	$(422)
Grant income	—	201	—	262
Gain (loss) due to exchange rate fluctuation	11	(39)	56	(35)
Non-employee stock option (expense) income	(28)	37	(42)	74

Other expense	$(147)	$—	$(285)	$(121)

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